Exhibit 99.1

FOR IMMEDIATE RELEASE

NATIONSHEALTH ANNOUNCES 2004 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Sunrise, FL – February 14, 2004 — NationsHealth, Inc. (Nasdaq: NHRX; NHRXW; NHRXU) today announced unaudited financial results for the fourth quarter and year ended December 31, 2004.

Net revenues for the quarter increased 117% to $22.3 million versus $10.3 million for the same quarter in 2003. The quarter represented the tenth consecutive quarter of revenue growth as net revenues increased $2.2 million, or 11%, compared to the third quarter of 2004. Net loss for the quarter was $18.2 million, or $0.70 per basic and diluted share compared to $1.9 million or $0.07 per basic and diluted share for the same quarter in 2003. The net loss in the third quarter of 2004 was $0.9 million, or $0.03 per basic and diluted share.

The increase in net loss for the quarter was primarily due to a $13.7 million non-cash expense related to the one-time implementation of the Company’s Key Employee Stock Ownership Plan. Under the plan, the Company’s principal shareholders transferred 9.8% of their personal holdings, representing 7.7% of NationsHealth’s stock, to a trust for distribution to certain of the Company’s key employees and consultants. The transfer by the shareholders is treated as a capital contribution to the Company and the immediate incurrence of compensation expense. “The formation of our Key Employee Stock Ownership Plan will allow employees to participate in the growth of the Company without diluting the interests of our public stockholders,” stated Glenn M. Parker, MD, Chief Executive Officer.

The Company’s patient base increased 20% in the quarter as a result of expanded marketing efforts. “As planned, we used the liquidity provided to us in our merger with Millstream to rapidly grow our patient base. We now supply diabetes, respiratory and ostomy products to over 113,000 patients, including more than 86,000 diabetes patients,” stated Timothy Fairbanks, Chief Financial Officer.

The Company expenses patient acquisition costs as they are incurred and these increased marketing expenditures significantly impacted the net loss for the quarter. While the Company recognizes the expenses as incurred, the financial benefits derived from an increase in the number of patients the Company supplies are realized over time. The patients typically represent a recurring revenue base over multiple years.

Full Year Results

For the full year of 2004, net revenues increased 189% to $74.2 million compared with $25.7 million in 2003. Net loss for the year was $26.4 million, or $1.01 per basic and diluted share in accordance with GAAP. Net loss for the year excluding the $13.7 million non-cash expense described above was $12.7 million, or $0.49 per basic and diluted share. This compares to net loss for 2003, in accordance with GAAP, of $3.8 million, or $0.15 per basic and diluted share.

“We are very pleased with our performance for both the quarter and the full year, as we experienced strong growth in our business,” stated Dr. Parker. “The significant increase in revenues is the direct result of our ability to acquire and service patients efficiently and we look forward to expanding the products and services we can provide them in 2005.”

About Nationshealth, Inc.

NationsHealth was founded in 2002 to improve the healthcare of Americans including Medicare and managed care beneficiaries by providing medical products and prescription discount services. The Company offers a discount prescription card, accepted at over 50,000 pharmacies nationwide, which now has over 2,000,000 members. In addition, NationsHealth provides home delivery of diabetes, respiratory and ostomy medical products to approximately 113,000 of its patients. NationsHealth is also the provider of diabetes supplies for Medicare beneficiaries at over 1,000 Kmart pharmacies. For more information please visit www.nhrx.com.

The statements in this press release which are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the effectiveness of the Company’s marketing efforts to generate additional revenues in the short term, unanticipated changes in Medicare reimbursement, obstacles in our ability to continue our retail initiative and our relationship with managed care organizations, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

(Financial Tables Follow)

NationsHealth, Inc. News Release
February 14, 2005

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited) (in thousands, except per share data)

	Quarter Ended				Quarter Ended
	December 31,		Change		September 30,	Change
	2004	2003	$	%	2004	$	%
Revenue:
Net sales	$20,904	$9,974	$10,930	110%	$19,383	$1,521	8%
Prescription card fees, net	1,347	292	1,055	361%	704	643	91%

	22,251	10,266	11,985	117%	20,087	2,164	11%
Cost of sales	6,427	2,795	3,632	130%	6,283	144	2%

Gross Profit	15,824	7,471	8,353	112%	13,804	2,020	15%

Operating Expenses:
Patient acquisition and related costs	6,525	3,135	3,390	108%	4,245	2,280	54%
Operations and fulfillment	4,114	1,770	2,344	132%	3,148	966	31%
General and administrative	5,598	2,523	3,075	122%	3,237	2,361	73%
Employee stock ownership plan	14,315	—	14,315	N/M	—	14,315	N/M
Provision for doubtful accounts	3,100	1,819	1,281	70%	3,533	(433)	(12%)
Depreciation and amortization	172	50	122	244%	139	33	24%

	33,824	9,297	24,527	264%	14,302	19,522	136%

Loss from Operations	(18,000)	(1,826)	(16,174)	886%	(498)	(17,502)	3,514%

Other Income (Expenses):
Interest income	1	2	(1)	(50%)	—	1	N/M
Interest expense	(231)	(73)	(158)	216%	(390)	159	(41%)

	(230)	(71)	(159)	224%	(390)	160	(41%)

Net Loss	$(18,230)	$(1,897)	(16,333)	861%	$(888)	(17,342)	1,953%

Weighted average common shares outstanding (basic and diluted)	26,166	26,150			26,150

Loss per share (basic and diluted)	$(0.70)	$(0.07)			$(0.03)

Reconciliation of Net Loss to Net Loss Excluding the Non-cash Portion of the Employee Stock Ownership Plan :
Net Loss	$(18,230)
Add back: Non-cash Portion of the Employee Stock Ownership Plan	13,707

Net Loss Excluding Non-cash Charge	$(4,523)

Loss Excluding Non-cash Charge per share (basic and diluted)	$(0.17)

NationsHealth, Inc. News Release
February 14, 2005

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited) (in thousands, except for per share data)

	Years Ended December 31,		Change
	2004	2003	$	%
Revenue:
Net sales	$70,982	$25,072	$45,910	183%
Prescription card fees, net	3,240	654	2,586	395%

	74,222	25,726	48,496	189%
Cost of Sales	22,718	9,899	12,819	129%

Gross Profit	51,504	15,827	35,677	225%

Operating Expenses:
Patient acquisition and related costs	23,151	6,779	16,372	242%
Operations and fulfillment	13,672	4,325	9,347	216%
General and administrative	13,116	4,435	8,681	196%
Cost of employee stock ownership plan	14,315	—	14,315	N/M
Provision for doubtful accounts	12,228	3,794	8,434	222%
Depreciation and amortization	506	121	385	318%

	76,988	19,454	57,534	296%

Loss from Operations	(25,484)	(3,627)	(21,857)	603%

Other Income (Expenses):
Interest income	3	2	1	50%
Interest expense	(943)	(201)	(742)	369%

	(940)	(199)	(741)	372%

Net Loss	$(26,424)	$(3,826)	$(22,598)	591%

Weighted average common shares outstanding (basic and diluted)	26,154	26,150

Loss per share (basic and diluted)	$(1.01)	$(0.15)

Reconciliation of Net Loss to Net Loss Excluding the Non-cash Portion of the Employee Stock Ownership Plan :
Net Loss	$(26,424)
Add back: Non-cash Portion of the Employee Stock Ownership Plan	13,707

Net Loss Excluding Non-cash Charge	$(12,717)

Loss Excluding Non-cash Charge per share (basic and diluted)	$(0.49)

NationsHealth, Inc. News Release
February 14, 2005

SUMMARY CONSOLIDATED BALANCE SHEETS
(unaudited) (in thousands)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,904	$1,412
Certificate of deposit	100	—
Accounts receivable, net	8,708	2,761
Inventory	1,719	834
Costs related to billings in process, net	1,437	854
Investment held in trust	2,000	—
Prepaid expenses and other assets	392	32

Total current assets	17,260	5,893
Property and equipment	1,770	684
Other assets	346	52

Total assets	$19,376	$6,629

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)/ MEMBERS’ DEFICIENCY

Current Liabilities:
Accounts payable	$4,595	$4,124
Accounts payable, related party	5,004	954
Accrued expenses	7,195	1,163

Total Current Liabilities	16,794	6,241
Long Term Debt:
Lines of credit	2,619	800
Notes payable to members	—	1,343

Total Long Term Debt	2,619	2,143

Stockholders’ Equity (Deficit) / Members’ Deficiency
Common stock	3	—
Additional paid-in capital	32,315	—
Preferred members’ interests-voting	—	400
Preferred members’ interests-nonvoting	—	3,741
Class B interests	—	35
Accumulated deficit	(32,355)	(5,931)

Total stockholders’ equity (Deficit) / members’ deficiency	(37)	(1,755)

Total liabilities and stockholders’ equity / members’ deficiency	$19,376	$6,629